Exhibit 99.1
Astec Industries, Inc.

NEWS RELEASE
1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES, INC. ANNOUNCES SUBSTANTIAL DESIGN UPGRADES TO PELLET PLANTS TO ACHIEVE FULL PRODUCTION
Anticipates additional investment to negatively impact the company's third quarter 2017 earnings by $0.54 to $0.58 per share

CHATTANOOGA, Tenn. (October 2, 2017) – Astec Industries, Inc. (Nasdaq: ASTE) today announced it initiated significant design upgrades to its customers' Georgia and Arkansas wood pellet plants to meet full production rates. The additional investment is expected to negatively impact Astec's third quarter earnings by $0.54 to $0.58 per share.

"In the last 45-days, we identified significant design issues at our customers' Georgia and Arkansas wood pellet plants driven by the need for both facilities to achieve full production rates. Upon learning of these design flaws, which were different at each plant, we identified a clear path to success. In addition, this past Friday, we completed an updated analysis of the necessary all-inclusive investment needed to deliver on our commitments to our customers with regard to production rates," commented Benjamin G. Brock, Chief Executive Officer of Astec Industries, Inc. "While we are very disappointed to be announcing this added investment to achieve full production in Georgia and Arkansas, one of our core values is delivering superior service to our customers."

Mr. Brock concluded, "We remain very confident in the near-term and long-term outlook for the wood pellet business and believe it has been a good investment for our company. In total, we will have invested approximately $31 million over seven years to open up an opportunity for a $100 million per year business. During that time, Astec has remained profitable, acquired six companies, added capacity at several subsidiaries, had a most successful ConExpo show with 33 new products, and grown our cash on hand, all while remaining debt-free. Our success at these sites will put us in a strong leadership position for orders as we move ahead and drive value for our shareholders over the long-term. Despite this setback, our balance sheet remains strong and we believe the remaining segments of our business remain on track to deliver improved performance going forward."

Georgia Plant
In December 2010, Astec, Inc., a subsidiary of Astec Industries, opened a work order to design, build, erect and operationally run a 5 ton per hour prototype pellet plant. The prototype plant, which ran at Astec, Inc. from September 2011 through May 2012, supported the company's entry into the market and ushered in its largest order at the time, with Hazlehurst Wood Pellets in Georgia. While the last segment of that order was received on January 30, 2014, due to market conditions the plant had been run with natural gas as the fuel source and was not run at full capacity.  Market conditions have since improved, and as a result, the plant needs to run at full capacity utilizing wood as its fuel source. This led to the identification of the aforementioned design flaws that will need to be corrected.

Arkansas Plant
Significant design issues at the company's Highland Pellets plant in Arkansas were also recently identified as production has increased. As communicated during Astec Industries' second quarter 2017 earnings conference call, the construction-related cost issue is no longer impacting the company's performance and is unrelated to the recently identified design issues.

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on Monday, October 2, 2017, at 9:00 A.M. Eastern Time to review and to provide additional detail regarding this announcement, as well as the RexCon acquisition, also announced this morning. The number to call for this interactive teleconference is (877) 407-9210. International callers should dial (201) 689-8049. Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Monday, October 16, 2017 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #20494. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

About Astec Industries, Inc.
Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing. Astec's manufacturing operations are divided into three primary business segments: road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction, production and combustion of fuels, biomass production, and water drilling equipment (Energy Group).

Forward-Looking Statements
The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from the performance of its pellet plants, the industrial pellet market in general, low oil prices, the global mining slow down, the strong U.S. Dollar, and the impact of a long-term highway bill in the United States. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2016.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com